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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  CONN'S, INC.

                                   ARTICLE ONE

     The name of the corporation is Conn's, Inc. (the "Corporation").

                                   ARTICLE TWO

     The address of the Corporation's initial registered office is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company.

                                  ARTICLE THREE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                  ARTICLE FOUR

     The aggregate number of shares of capital stock which the Corporation shall have authority to issue is forty one million (41,000,0000) shares of stock, of which forty million (40,000,000) shares are Common Stock, par value of $0.01 per share ("Common Stock"), and one million (1,000,000) shares are Preferred Stock, par value $0.01 per share ("Preferred Stock").

     A.   Common Stock.

          1. Dividends. Dividends may be paid on the Common Stock out of any assets of the Corporation available for such dividends subject to the rights of all outstanding shares of capital stock ranking senior to the Common Stock in respect of dividends.

          2. Distribution of Assets. In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of capital stock ranking senior to the Common Stock in respect of rights upon liquidation, dissolution or winding up the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive, pro rata, all of the remaining assets of the Corporation available for distribution to its shareholders.

          3. Voting Rights. The holders of the Common Stock shall be entitled to one vote per share for all purposes upon which such holders are entitled to vote.

          4. Preemptive Rights. No holders of Common Stock, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or

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warrants for such shares, or any rights to subscribe for, purchase or receive any securities convertible to or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

     B.   Preferred Stock.

          1. Designations. Shares of Preferred Stock may be issued from time to time in one or more series, each of which is to have a distinctive serial designation as determined in the resolution or resolutions of the Board of Directors providing for the issuance of such Preferred Stock from time to time.

          2. Rights and Preferences. Each series of Preferred Stock:

               (a)  may have such number of shares;

               (b)  may have such voting powers or may be without voting powers;

               (c) may be subject to redemption at such time or times and at such price;

               (d) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, or such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

               (e) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

               (f) may be made convertible into, or exchangeable for, shares of any other class or classes, or of any other series of the same class or of any other class or classes, of stock of the Corporation at such times and upon such events, and at such price or prices or at such rates of exchange, and with adjustments;

               (g) may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

               (h) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation of stock of any class; and

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               (i)  may have such other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof;

     as in such instance is stated in the resolution or resolutions of the Board of Directors providing for the issuance of such Preferred Stock. Except where otherwise set forth in such resolution or resolutions the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

                                  ARTICLE FIVE

     Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot. Cumulative voting of shares of any capital stock having voting rights is prohibited.

                                   ARTICLE SIX

     The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal any provision of this Certificate of Incorporation or the Bylaws of the Corporation, subject to approval by the stockholders of the Corporation where required by law. In addition to any requirements of law and any other provision of this Certificate of Incorporation, the affirmative vote of the holders of at least 75 percent of the combined voting power of the then outstanding shares of all classes and series of capital stock entitled generally to vote in the election of directors of the Corporation, voting together as a single class, shall be required for stockholders to adopt, amend, alter, or repeal Sections 2.3, 2.12, 2.14, 3.2, 3.4 and 3.5 of the Bylaws or to amend
Section 9.7 of the Bylaws or this Article SIX as it relates to the vote required to adopt, amend, alter, or repeal the aforementioned sections of the Bylaws.

                                  ARTICLE SEVEN

     A. Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by such person in connection with such action, suit, or proceeding. Expenses (including attorneys' fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as permitted by law. All advances of

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expenses shall be unsecured and interest free, and the person's undertaking to repay shall be accepted by the Corporation without reference to the person's financial ability to make repayment. Such rights of indemnification and payment of expenses shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article SEVEN. Such rights of indemnification and payment of expenses shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article SEVEN shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted in the Bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise. If the General Corporation Law of the State of Delaware is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended.

     B. If a claim for indemnification or payment of expenses, or both, under the preceding paragraph (a) is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also will be entitled to be paid the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the laws of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                                  ARTICLE EIGHT

     No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however that this Article EIGHT does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of Title 8 of the Delaware Code; or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the first sentence of this Article EIGHT, the term "damages" shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, attorneys' fees

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and disbursements). Each person who serves as a director of the Corporation while this Article EIGHT is in effect shall be deemed to be doing so in reliance on the provisions of this Article EIGHT, and neither the amendment or repeal of this Article EIGHT, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHT, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article EIGHT are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, Bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

                                  ARTICLE NINE

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of (S) 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of (S) 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                   ARTICLE TEN

     A. The number, qualifications, terms of office, manner of election, time and place of meetings, compensation and powers and duties of the directors may be prescribed from time to time by the Bylaws, and the Bylaws may also contain any other provisions for the regulation and management of the affairs of the Corporation not inconsistent with applicable law or this Certificate of Incorporation.

     B. Except as otherwise provided for or fixed pursuant to the provisions of Article TWO of this Certificate of Incorporation relating to the rights of holders of any series of Preferred Stock to elect additional directors, the total number of directors which shall constitute the entire Board of Directors of the Corporation shall be not less than one (1) nor more than seven (7), with the then-authorized number of directors being fixed from time to time by the Board of Directors. The directors (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article TWO hereof) shall

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be divided into three classes, designated Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term expiring at the annual meeting next following the end of the calendar year 2003, the directors first elected to Class II shall serve for a term expiring at the second annual meeting next following the end of the calendar year 2003, and the directors first elected to Class III shall serve for a term expiring at the third annual meeting next following the end of the calendar year 2003. Each director shall hold office until the annual meeting at which such director's term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed.

     C. At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

     D. Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistent with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to one or more classes, the Board of Directors shall allocate it to that of the available classes whose terms of office are due to expire at the earliest date following such allocation.

     E. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

     F. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article TWO hereof, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 75% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

     G. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article TWO hereof, then upon commencement and for the duration of the period during which such

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right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

     H. The number of directors constituting the initial Board of Directors is six (6) and the names, addresses and class of the persons who are to serve as directors until their successor or successors are elected and qualified or their earlier death, resignation or removal:

Name                         Address            Class
----                         -------            -----
Thomas J. Frank, Sr.    3295 College Street      III
                        Beaumont, Texas 77701

William C. Nylin, Jr.   3295 College Street       II
                        Beaumont, Texas 77701

C.William Frank         3295 College Street       II
                        Beaumont, Texas 77701

David R. Atnip          3295 College Street        I
                        Beaumont, Texas 77701

S.L. Greenberg          3295 College Street        I
                        Beaumont, Texas 77701

Douglas H. Martin       3295 College Street      III
                        Beaumont, Texas 77701

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                                 ARTICLE ELEVEN

     The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the incorporator are as follows:

       Name                   Address
       ----                   -------
Conn Appliances, Inc.   3295 College Street
                        Beaumont, Texas 77701.

                                 ARTICLE TWELVE

     Except as otherwise provided for or fixed pursuant to the provisions of a resolution or resolutions of the Board of Directors providing for the issuance of a class or series of Preferred Stock, relating to the rights of holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders, unless the action to be effected by written consent of the stockholders and the taking of such action by such written consent have been expressly approved in advance by the Board of Directors.

                                ARTICLE THIRTEEN

     Special meetings of stockholders of the Corporation may be called only by the Chairman, the President or by a majority of the Board of Directors. No business other than the that stated in the notice shall be transacted at any special meeting.

                                ARTICLE FOURTEEN

     Notwithstanding anything to the contrary elsewhere contained in this Certificate of Incorporation, the affirmative vote of the holders of at least 75% of the Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal or to adopt any provisions inconsistent with, the following Articles of this Certificate of Incorporation: Article SIX, Article EIGHT, Article TEN and Article TWELVE.

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EXECUTED as of the 15th day of January, 2003.
                   ----

                                             INCORPORATOR:

                                             Conn Appliances, Inc.


                                             By: /s/ C. William Frank
                                                --------------------------------
                                                C. William Frank
                                                Executive Vice President and
                                                Chief Financial Officer

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